Exhibit 3.25

OPERATING AGREEMENT OF ROCK-TENN LEASING COMPANY, LLC

THIS OPERATING AGREEMENT OF ROCK-TENN LEASING COMPANY, LLC, a Georgia limited liability company (the “Company”), is made and entered into as of the 7th day of March, 2007, by ROCK-TENN CONVERTING COMPANY (“Managing Member”), a Georgia corporation and the Company.

1. Formation and Filing. The Company has been formed under and pursuant to the provisions of the Georgia Limited Liability Company Act, as amended from time to time (the “Act”). The Managing Member has caused to be executed and filed with the Office of the Secretary of State of Georgia articles of organization for the Company conforming to the requirements of the Act, and the Managing Member shall make such other filings and recordings and so such other acts and things conforming thereto as shall constitute compliance with all requirements for the formation of a limited liability company under the Act. The Company also shall make such filings as are required to register to do business in the State of Florida.

2. Name. The name of the Company is “ROCK-TENN LEASING COMPANY, LLC” and the affairs of the Company shall be conducted under the Company’s name or such other name as the Managing Member may, in its discretion, select in accordance with the Act.

3. Purpose. The purpose of the Company shall be to carry on any one or more enterprises, ventures, undertakings and businesses permitted under the Act, including, without limitation, the purchase and acquisition of corporate aircraft for lease to others. The Company shall have the power to do all acts and things necessary or useful in connection with the foregoing.

4. Principal Office. The principal office of the Company shall be located at 504 Thrasher Street, Norcross, Georgia 30096, or at such other place within or outside the State of Georgia as the Managing Member may from time to time designate.

5. Registered Office and Agent. The Managing Member shall select and designate a registered office and registered agent for the Company in the State of Georgia.

6. Term. The term of existence of the Company commenced upon the filing of the Company’s articles of organization with the Office of the Secretary of the State of Georgia, and shall, subject to Section 7, continue in perpetuity.

7. Termination. The Company shall terminate prior to the time set forth in Section 6 upon the written election of the sole Member made at any time. Upon the termination of the Company, the affairs of the Company shall be wound up and the Company shall be dissolved and terminated.

8. Capital Contributions; Capital Account. The sole Member’s initial contribution to the capital of the Company is the amount set forth opposite the sole Member’s name on the signature page hereto. A capital account shall be maintained for the Member at all times in accordance with generally accepted accounting principles, consistently applied. The sole Member shall have no legal obligation to make any additional Capital Contributions to the Company.

9. Profits and Losses. The net profit and loss of the Company shall be determined on an annual basis and distributed to the sole Member as and when the sole Member deems appropriate.

10. Management of Company. The sole Member is the Managing Member of the Company. The Managing Member shall (a) have the sole and exclusive right to manage, control and conduct the affairs of the Company and to do any and all acts on behalf of the Company; (b) make all decisions affecting the affairs of the Company; (c) have all the rights and powers permitted under the applicable provisions of the Act; and (d) cause the Company to comply in all respects with the requirements of the Act.

11. Officers and Agents. The Company shall have such officers and other authorized agents as the Managing Member shall authorize in writing from time to time.

12. Prohibitions. Without the written consent or ratification of the Managing Member, the Company shall not expend money or dispose of property other than on account and for the benefit of the Company or pledge any of the Company’s credit or property for other than Company purposes.

13. Member Not Liable for Company’s Debts. The sole Member shall not be personally liable for any debts, obligations or losses of the Company beyond the amount contributed by it to the Company under this Agreement. The sole Member shall not be personally liable to the Company, for actions or inactions taken in good faith and reasonably believed by the sole Member to be in the best interests of the Company. The Company shall indemnify, defend and hold harmless the sole Member from and against any and all losses, expenses, costs, liabilities and suits which may be imposed on or asserted against the sole Member arising out of the performance by the sole Member of its duties in accordance with this Agreement and in the ordinary course of the Company’s business.

14. Single Member Status. The Company shall for federal and state income tax purposes be disregarded as an entity separate from its sole Member pursuant to the authority of Treasury Regulations Section 301.7701-3(b)(l)(ii) and any comparable rule or regulation under applicable state tax laws during any period of time that the Company has only one Member; provided, however, that the Company shall not be disregarded as an entity separate and distinct from its single Member for purposes of any other law or circumstance, including state sales and use taxes.

15. Separateness. The Company is not the agent of the sole Member or any other person. The Company shall maintain its assets separate from the assets of its sole Member.

16. Applicable Law. Any matter no specifically addressed by this Agreement shall be governed by the provisions of the Act and other applicable provisions of Georgia law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

“MANAGING MEMBER”	CAPITAL CONTRIBUTION
ROCK-TENN CONVERTING COMPANY	$1,000.00 U.S. Dollars

By:	/s/ Gregory L. King
Name:	Gregory L. King
Title:	Vice President

“COMPANY”

ROCK-TENN LEASING COMPANY, LLC

By: Rock-Tenn Converting Company – Sole Member

By:	/s/ Gregory L. King
Name:	Gregory L. King
Title:	Vice President

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